HACKENSACK, NJ, March 3, 2017 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the quarter ended January 31, 2017. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share amounts)	Quarters Ended January 31,
	2017	2016
* Net Income Per Share-Basic & Diluted	$0.01	$0.15
* Dividends Per Share	$0.15	$0.30
* AFFO Per Share-Basic & Diluted	$0.21	$0.35
* AFFO Payout	71.4%	85.7%
* NOI	$6,392	$5,947
* Average Residential Occupancy (a)	79.0%	69.8%
* Average Commercial Occupancy (b)	75.9%	76.2%

(a) Adjusted the average occupancy rate for the first quarter of Fiscal 2016 to include the 379 leasable units at the Rotunda Icon property as the major redevelopment and expansion project at the property was substantially completed in the third quarter of Fiscal 2016.

(b) Adjusted the average occupancy rate for the first quarter of Fiscal 2016 to include the 75,000 additional square feet of Rotunda retail leasable space as the major redevelopment and expansion project at the property was substantially completed in the third quarter of Fiscal 2016.

RESULTS OF OPERATIONS

First Quarter (“QTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 10.3% to $12.6 million as compared to $11.4 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property. This increase was partially offset by the loss of revenue from a lease with Pathmark (a subsidiary of the Great Atlantic & Pacific Tea Company “A&P”) at the Patchogue, New York property. The Pathmark lease was rejected as of December 31, 2015 as a result of A&P’s bankruptcy filing.

•	Net income was $0.1 million or $0.01 per share, as compared to net income of $1 million or $0.15 per share, for the prior year’s comparable period. The decline in net income was primarily attributable to the substantial completion of the major redevelopment and expansion project at the Rotunda property in the third quarter of Fiscal 2016 resulting in the cessation of capitalization of certain costs in the current year. In addition, FREIT incurred higher operational costs as the property is in the early lease-up phase for the new retail space and residential units.

•	FFO was $2.1 million or $0.31 per share, as compared to $2.7 million or $0.40 per share, for the prior year’s comparable period.

•	AFFO was $1.4 million or $0.21 per share, as compared to $2.4 million or $0.35 per share, for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Quarters Ended January 31,
	2017	2016	Change
	(In Thousands of Dollars, Except Per Share Amounts)
Revenues:
Commercial properties	$6,230	$5,902	$328
Residential properties	6,369	5,522	847
Total real estate revenues	12,599	11,424	1,175

Operating Expenses:
Real estate operations	6,069	5,500	569
General and administrative	524	471	53
Depreciation	2,530	1,720	810

Investment income	(46)	(39)	(7)

Financing costs	3,866	2,729	1,137

Net (income) loss attributable to noncontrolling interests in subsidiaries	407	(41)	448
Net income attributable to common equity	$63	$1,002	$(939)

Earnings per share - basic and diluted	$0.01	$0.15	$(0.14)

Weighted average shares outstanding:
Basic	6,818	6,766
Diluted	6,835	6,766

Rotunda / Dividend

Substantial progress has been made at our Rotunda property. We received a Certificate of Occupancy during the third quarter and are progressing with the lease-up. The residential apartments are approximately 40% leased and the ground level retail approximately 71% leased. However, we expect to incur substantial capital costs for tenant improvements and leasing costs, and are absorbing full operating expenses without the corresponding revenues from full occupancy. Once the Rotunda’s operations stabilize in late 2018 / early 2019 we anticipate substantial revenue and cash flow.

After careful consideration of our projected operating results and cash needs to secure the Trust in a position of long-term strength, the Board of Trustees reduced the first quarter dividend rate to $0.15 per share which will be paid on March 15, 2017 to shareholders of record on March 1, 2017. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is a superior measure of our operating performance. We compute FFO and AFFO as follows:

	Quarters Ended January 31,
	2017	2016
	(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$(344)	$1,043
Depreciation of consolidated properties	2,530	1,720
Amortization of deferred leasing costs	103	77
Distributions to minority interests	(150)	(150)
FFO	$2,139	$2,690

Per Share - Basic and Diluted	$0.31	$0.40

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,139	$2,690
Deferred rents (Straight lining)	(138)	23
Capital Improvements - Apartments	(553)	(314)
AFFO	$1,448	$2,399

Per Share - Basic and Diluted	$0.21	$0.35

Weighted Average Shares Outstanding:
Basic	6,818	6,766
Diluted	6,835	6,766

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $366 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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